Exhibit 99.1

Superclick, Inc. Announces Improving Financial Results For Three and Nine Month Period Ended July 31, 2006

SAN DIEGO, September 14, 2006 (PRIMEZONE) -- Superclick, Inc. (OTC BB:SPCK.OB - News), a technology leader in IP infrastructure solutions to the hospitality industry, today announced financial results for the three and nine-month periods ended July 31, 2006.

Net Revenue for the three months ended July 31, 2006 and 2005 was $909,901 and $459,599, respectively. Net Revenue for the nine months ended July 31, 2006 and 2005 was $2,479,851 and $2,555,266, respectively. Compared to the same period last year, the three month increase of $450,302, or 98.0% was mainly due to an increase in the number of rooms under support. The unfavorable year-to-date revenue variance of $75,415 or 3.0% was mainly due to the first quarter unfavorable sales variance which represented the end of a large roll out from the previous fiscal year.

Gross profit and the gross profit margin for the three months ended July 31, 2006 and 2005 was $481,173 (52.9%) and $278,319 (60.6%), respectively. The three month year-over-year increase in gross profit of $202,854 was due to the growth in installation and room support activity whereas the 7.7% decrease for the three month year-over-year period in the gross margin was due to certain competitive pricing pressures that we encountered during the period.

Gross profit and the gross profit margin for the nine months ended July 31, 2006 and 2005 was $1,119,811 (45.2%) and $1,092,593 (42.8%), respectively. The nine month year-over-year increase in gross profit and gross profit margin of $27,218 and 2.5%, respectively, was the result of continued work in strengthening the operations activities.

Selling, General and Administrative expenses for the three months ended July 31, 2006 and 2005 was $558,865 and $709,769 respectively. Selling, General and Administrative expenses for the nine months ended July 31, 2006 and 2005 was $1,820,655 and $2,160,610 respectively. Compared to the same periods last year, the three and nine month decrease of $150,904 or 21.7% and $339,955 or 15.9%, respectively, was mainly due to restructuring efforts which commenced during the first quarter of the year and have been completed during the current quarter.

The loss from operations for the three months ended July 31, 2006 and 2005 was $77,692 and $431,450, respectively. Compared to the same period last year, the favorable variance of $353,758 or 82.7% was mainly due to cost reduction and certain restructuring efforts undertaken by the Company. For the nine months ended July 31, 2006 and 2005, the loss from operations was $700,844 and $1,068,017, respectively. Compared to the same period last year, the favorable variance of $367,173 or 34.7% was also due to cost reduction and restructuring efforts.

Net loss for the three months ended July 31, 2006 and 2005 was $450,996 and $431,450, respectively. Net loss for the nine months ended July 31, 2006 and 2005 was $1,722,201 and $1,068,017, respectively. Net loss for the three and nine months ended July 31, 2006 includes $370,190 and $992,022, respectively, in non-cash costs associated with our convertible debentures, including amortization of the beneficial conversion feature, warrant discount, deferred financing costs and interest expense offset by a derivative gain on the warrants associated with the convertible debenture.

Jean Perrotti, Chief Financial Officer at Superclick, commented that “This was a very good quarter for Superclick.  Revenues increased 98% contributing 73% more gross profit dollars compared to the same period last year.  Our continued focus on reducing selling and general administrative costs also generated positive results as the loss from operations for the quarter was 82% lower than last year.  It is also important to note that SG&A for the quarter was adversely affected by a one time bad debt expense of $119K or 13%.  Lastly, most of the amortization expenses for the debenture have been settled as at July 31, 2006, accordingly those costs will not continue in future quarters.”

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)) in worldwide hospitality, multi-tenant unit (MTU) and university markets. Superclick provides hotels, MTU residences and universities with cost-effective Internet access utilizing high-speed DSL, CAT5 wiring, wireless and dial-up modem technologies. Superclick's proprietary technology converts dial-up analog Internet calls to digital access, improves connection speeds, unclogs local trunks, consolidates Internet traffic, supports flexible billing and provides targeted advertising to end-users. Current clients include MTU residences and Candlewood Suites(r), Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC, Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:
Superclick, Inc.
Todd M. Pitcher, Chairman
(858) 518-1387

Source: Superclick, Inc.